EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Nanometrics Inc.’s Annual Report on Form 10-K for the year ended January 1, 2011.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 25, 2011